Exhibit 99.1

- NEWS RELEASE -
Date:	January 14, 2003
Contact:	Michael G. Carlton
President and CEO
Bruce W. Elder
Vice President
(919) 460-7770

Crescent Financial Corporation
Announces Record Fourth Quarter
And Year End Results

CARY, N.C. – Crescent Financial Corporation (NasdaqNM: CRFN), parent company of Crescent State Bank today announced net income for the three-month period ended December 31, 2002 of $401,000 or $.18 per diluted share compared to $155,000 for the three-month period ended December 31, 2001 or $.11 per share. Net income increased by 159% during the current quarter compared with the fourth quarter of 2001. Earnings per share growth was 64% due to an increase in the weighted average shares outstanding resulting primarily from the sale of 690,000 additional shares in August 2002.

For the year ended December 31, 2002, the Company reported a net profit of $1,228,000 up 300% when compared to $307,000 for the year ended December 31, 2001. Diluted earnings per share for the current twelve-month period was $.70 compared to $.21 for the prior year period. Weighted average shares outstanding for the current year were greater than the prior year due primarily to the sale of 690,000 additional shares in August 2002. Per share data for the 2001 reporting period has also been adjusted to reflect the 9-for-8 stock split effected as a dividend paid during the second quarter of 2002. Diluted earnings per share on a pre-tax basis was $.75 and $.21 for the years ended December 31, 2002 and 2001, respectively.

Total assets on December 31, 2002 were $182 million, reflecting a 41% increase over total assets of $129 million reported on December 31, 2001. Total net loans at December 31, 2002 increased by 56% to $124 million compared to $79 million at December 31, 2002. Total deposits increased 35% from $113 million on December 31, 2001 to $153 million on December 31, 2001. Total stockholders’ equity increased by 70% to almost $18 million. Net proceeds of the public offering in August 2002 were just under $6 million.

Mike Carlton, President and CEO of the Company and the Bank stated, “We are extremely pleased to report our second consecutive year of profitability. The increased earnings for both the quarter and the year reflect significant growth in the loan portfolio, a substantial decline in the Bank’s overall cost of funds and increased non-interest fee opportunities from mortgage loan originations and deposit account growth. We are proud of our employees’ accomplishments in 2002 and will strive to continue to provide quality financial services in our market areas and focus on enhancing shareholder value. We believe that Crescent is well positioned for the upcoming year as we continue our investments in expanding our branch system, lending capabilities and growing non-interest income.”

The Bank has received regulatory approval to open its fifth full-service banking office in Holly Springs, North Carolina. Holly Springs is a growing community located in southern Wake County. Crescent anticipates opening the office during the first quarter of 2003.

Crescent State Bank is headquartered in Cary, North Carolina and operates four full-service banking offices in Cary (2), Apex and Clayton, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Federal Deposit Insurance Corporation, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

Crescent Financial Corporation Income Statements (unaudited)
(000s omitted except for per share data)

	Three Months Ended Dec 31, 2002	Three Months Ended Dec 31, 2001	Twelve Months Ended Dec 31, 2002	Twelve Months Ended Dec 31, 2001 (b)
Interest Income	2,366	1,904	8,556	7,163
Interest Expense	850	834	3,189	3,401

Net interest income	1,516	1,070	5,367	3,762
Provision for loan losses	188	166	689	503

Net interest income after provision for loan losses	1,328	904	4,678	3,259

Non-interest income	249	191	768	490
Non-interest expense	1,098	940	4,124	3,442

Income before taxes	479	155	1,322	307

Income tax expense	78	—	94	—

Net income	401	155	1,228	307
Earnings per share:
Basic	.19	.11	.72	.21
Diluted	.18	.11	.70	.21

Weighted avg. shares o/s (a)
Basic	2,143,249	1,450,718	1,705,052	1,450,718
Diluted	2,204,015	1,450,718	1,754,268	1,450,718

(a)	2001 per share data has been adjusted to reflect the 9-for-8 stock split effected as a stock dividend paid during the second quarter of 2001.
(b)	Derived from audited financial statements.

Crescent Financial Corporation Balance Sheets
(000s omitted)
(unaudited)

	Dec 31, 2002	Dec 31, 2001 (a)	% Change
Assets
Cash and non-interest bearing deposits	9,461	10,095	(6)
Interest-earning deposits with banks	81	4,589	(98)
Federal funds sold	16,691	10,319	62
Securities available for sale	28,287	22,833	24
Federal Home Loan Bank stock	500	250	100
Loans Receivable, net of allowance	123,962	79,458	56
Accrued interest and dividends receivable	552	513	8
Premises and equipment, net	1,631	851	92
Other assets	625	267	134
Total Assets	181,790	129,175	41

Liabilities and Stockholders’ Equity
Liabilities
Total Deposits	153,106	113,155	35
Borrowed funds	10,000	5,000	100
Accrued interest payable	217	184	18
Accrued expenses and other liabilities	735	386	90
Total Liabilities	164,058	118,725	38
Stockholders’ Equity
Total Stockholders’ Equity	17,732	10,450	70
Total Liabilities and Stockholders’ Equity	181,790	129,175	41

(a) Derived from audited financial statements.

Crescent Financial Corporation
Selected Financial Ratios
(000s omitted except per share data)
(unaudited)

	As of or for the three months ended December 31,		As of or for the twelve months ended December 31,
	2002	2001	2002	2001
Per share data: (a)
Basic earnings per share	$0.19	$0.11	$0.72	$0.21
Diluted earnings per share	0.18	0.11	0.70	0.21
Book value per share	8.27	7.20	8.27	7.20

Performance ratios:
Return on average assets	0.92%	0.53%	0.85%	0.31%
Return on average equity	9.11%	5.73%	9.31%	2.97%
Net interest margin	3.66%	3.83%	3.87%	3.98%

Asset quality:
Nonperforming loans	0	429	0	429
Nonperforming loans to total loans	0.00%	0.53%	0.00%	0.53%
Allowance for loan losses	1.36%	1.38%	1.36%	1.38%

Capital ratios:
Equity to total assets	9.75%	8.09%	9.75%	8.09%

(a) 2001 per share data has been adjusted to reflect the 9-for-8 stock split effected as a stock dividend paid during the second quarter of 2001.